Securities Exchange Act of 1934 -- Form 8-K



                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                 FORM 8-K




PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


                             DATE OF REPORT :
                              JULY 30, 1998
--------------------------------------------------------------------------

                      CBL & ASSOCIATES PROPERTIES, INC.
--------------------------------------------------------------------------
           (Exact name of registrant as specified in its charter)


      Delaware                   1-12494                  62-1545718
---------------------     ---------------------     ---------------------
   (State or other           (Commission                (IRS Employer
   jurisdiction of           File Number)               Identification
   incorporation)                                       Number)


     One Park Place, 6148 Lee Highway, Chattanooga, Tennessee 37421
------------------------------------------------------------------------
                (Address of principal executive offices)


            Registrant's telephone number, including area code:
                              (423) 855-0001
-----------------------------------------------------------------------

ITEM  5         OTHER INFORMATION

                   CBL & ASSOCIATES PROPERTIES, INC.
                        CONFERENCE CALL OUTLINE
                             JULY 30, 1998
                              10:00 A.M.


 Good morning. We appreciate your participation in our conference call to discuss the 1998 second quarter results.

      Before we begin, I would like to remind everyone that this conference call contains "forwarding-looking" statements within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. We direct you to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.


 SECOND QUARTER RECAP

 The second quarter of 1998 was a very active and outstanding one for our company. Not only did we achieve FFO growth in excess of twenty percent for the second consecutive quarter, we completed two major transactions to strengthen our balance sheet and position the company to continue to achieve our goal of double digit FFO growth. Before we get in to the financial and operational highlights of the quarter, I would like to briefly discuss these two transactions.

 In June, we raised net proceeds of approximately $70 million through the issuance of 2,875,000 shares of 9% Series A Cumulative Redeemable Preferred Shares at $25 per share, including the exercise of the over-allotment. An affiliate of Wells Fargo Bank purchased 715,875 of these shares for an investment of $17.9 million. The net proceeds from this offering were used to repay indebtedness incurred under our credit facilities and for general corporate purposes.

 In April we acquired Stroud Mall in Stroudsburg, Pennsylvania, a 427,000 square foot mall anchored by Sears, The Bon-Ton and JCPenney. Stroud Mall is currently 88% leased with average sales per square foot of $294 and with mall shop rental averaging $19.52 psf.

 SUBSEQUENT EVENT

 On July 1, we acquired five shopping centers in the Nashville, Tennessee metropolitan area for $247.4 million, including two regional malls, two associated centers and one community center. This acquisition was funded with $182.7 million of new 10-year, fixed-rate financing at 6.77% secured by four of the centers, borrowings under our credit facilities and the issuance of 631,016 operating partnership units at $24.23 per unit. These five properties will generate an initial yield on investment of approximately 8.7%, excluding structural reserves and management fees.

 The two regional malls are Rivergate Mall and Hickory Hollow Mall, both of which contain 1.1 million square feet and both of which are anchored by Dillard's, Castner Knott, Sears and JCPenney. Rivergate Mall is currently 85% leased with average sales per square foot of $271 and with mall shop rental averaging $22.11 per square foot. Hickory Hollow Mall is currently 83% leased with average sales per square foot of $278 and with mall shop rental averaging $21.67 per square foot. Including our Nashville CoolSprings Galleria with average sales per square foot of $302, we now control in excess of 50% of the conventional regional mall market in metropolitan Nashville. These three super-regional malls represent $1 billion of retail sales.

 The two associated centers are The Village at Rivergate, a 166,000 square foot shopping center that is 91% occupied and located adjacent to Rivergate Mall, and The Courtyard at Hickory Hollow, a 77,000 square foot shopping center that is 100% occupied and located adjacent to Hickory Hollow Mall. Lions Head Village is a 93,000 square foot community center that is 82% occupied and located in the affluent Belle Meade area of Nashville.

 Including the acquisitions in Nashville, we have acquired over 4.8 million square feet in 1998 to date for a total investment of $431.5 million. This total exceeds our combined acquisition activity for our first four years as a public company. Through ground-up developments and value added acquisitions, our portfolio has doubled in size since our IPO to 29.7 million square feet - a substantial accomplishment during our five years as a public company.

 We have averaged 1.7 million square feet of ground-up developments each year since our IPO. Our on-going development program enables us to acquire properties where we can use our development and leasing expertise to create releasing opportunities and other sources of income. We are able to rejuvenate centers to achieve market dominance, capitalizing on the experience of a professional development, leasing and management organization to enhance the properties' values.

 GROWTH

 In the first six months of 1998 we achieved outstanding FFO growth due to our efforts in development of new properties, acquisitions as well as leasing and management of existing properties. Our 20.4% increase in FFO per diluted, fully converted share includes adjustments necessary to comply with changes in FASB policies regarding diluted shares and capitalization of internal acquisition costs. This 20.4% increase in FFO per diluted, fully converted share over the first six months of 1998 breaks down as follows: 23% from the eleven new developments we opened during 1997 and 1998, 47% from the six acquisitions completed during 1997 and the first six months of 1998 and 30% from growth in our stabilized portfolio.

 The components of our FFO growth for the six months ended June 30, 1998 are as follows:

 1. The eleven new shopping centers opened over the last eighteen months, representing 3.2 million square feet of new developments in operation throughout the first six months of 1998;

 2. The acquisition of six properties, one mall and two community centers in 1997, two malls in January 1998 and one mall in April 1998; and

 3.   Improved operations in our existing properties.

 Our revenues and property operating expenses increased by 34.4% and 28.4%, respectively, for the first six months of 1998 over the first six months of 1997 primarily due to the seventeen new development and acquisition centers opened or acquired during the last eighteen months. Our cost recovery ratio for the first six months of 1998 was 91.8% compared to 92.9% in the prior year period.


 FUNDS FROM OPERATIONS AND ADJUSTED FUNDS FROM OPERATIONS

 Our total funds from operations for the first six months of 1998 was $43.9 million, or $1.30 per diluted, fully converted share. In order to be consistent with industry practice, beginning with the first quarter of 1998, FFO includes straight-line rents. As indicated in our earnings release, the impact on FFO from straight-line rents was an increase of .06cent per diluted, fully converted share for the first six months of 1998. We continue, however, to exclude outparcel sales in our calculation, although NAREIT would allow us to include this item. The addition of outparcel sales would have added .07cent per share, increasing FFO per diluted, fully converted share to $1.37.

 Restated FFO per diluted, fully converted share giving effect to the addition of straight line rents for 1997 will be reported in the transcript of this conference call to be filed as a Form 8-K today.


 Per Share Data           1Q97    2Q97   3Q97    4Q97   Year Ended

 Basic FFO as Reported     $0.53   $0.53  $0.55   $0.61    $2.22

 Diluted FFO               $0.52   $0.52  $0.55   $0.61    $2.21

 Diluted FFO with
        StraightLine Rents $0.54   $0.54  $0.56   $0.64    $2.28



 Effective January 1, 1998, in accordance with the new accounting policy issued by the FASB's emerging issues task force, we no longer capitalize internal costs related to acquisitions. We capitalized approximately $140,000 and $406,000 of internal acquisition costs as of June 30, 1997 and December 31, 1997, respectively.

 On May 21, 1998, the FASB's emerging issues task force issued EITF 98-9 which outlines the proper accounting treatment for contingent rental income, such as percentge rental income. This EITF will not have an effect on our past or future earnings as we have historically recognized percentage rental income consistent with the policy outlined in EITF 98-9.


 DEVELOPMENTS - EXTERNAL GROWTH

 We currently have nine new projects under construction totaling 2.3 million square feet. The first phase of Sand Lake Corners in Orlando, Florida, a 594,000 square foot power center, is on schedule to open in November 1998 with the remainder to open by April 1999. In July we began sitework on a 92,000 square foot Sears addition to Lakeshore Mall in Sebring, Florida, that is scheduled to open in July 1999. Last week we began construction on a 84,000 square foot freestanding Regal Cinemas in Jacksonville, Florida scheduled to open during the third quarter of 1999.

 In the first quarter of 1998, we began construction on Fiddler's Run in Morganton, North Carolina, a 200,000 square foot community center scheduled to open in March 1999. Other projects currently under construction include Arbor Place Mall in Douglasville, Georgia, a suburb of Atlanta. This two-level super-regional mall will contain approximately 1.2 million square feet at full build-out, the first phase of which is scheduled to open in October 1999. Parisian has committed to be the fourth anchor at Arbor Place Mall, joining Dillard's, Sears and Upton's. Preliminary grading work has already begun for the construction of an adjacent 165,000 square foot associated center to be called The Landing at Arbor Place. The 15,000 square foot expansion of Cool Springs Crossing is also currently underway.

 As you can see from our news release, we had a strong quarter for new development and expansion activity as well. I won't read all of them again for you, but we opened a total of 321,000 square feet of new shopping centers and expansions. We also made several additions to Cortlandt Town Center in Westchester County, New York which we highlighted in the release. What we didn't mention, and something that we are very proud of, is that this center is 99% leased.


 ACQUISITIONS - EXTERNAL GROWTH

 As I previously mentioned, year-to-date in 1998 we have acquired over 4.8
 million square feet for a total investment of $431.5 million.   These
 investments were acquired at an average NOI yield of 8.4%. Excluding property management fees and structural reserves, the initial NOI yield is 8.8%. We are pleased that our conservative and disciplined approach to acquisitions has yielded eight quality properties so far this year with excellent growth potential. Our efforts in 1998 will be concentrated on maximizing our returns on our acquisitions and identifying new opportunities. We would like to point out that our calculations of initial yields on our acquisitions are based on income in place at the time of closing. We do not include straight-line rents or projected rents from lease ups in revenues. In addition, our underwriting includes an allowance for structural reserves and management fees.


 IMPROVED OPERATIONS - INTERNAL GROWTH

 As mentioned in our earnings release, our overall portfolio occupancy was 94.2% at June 30, 1998 as compared to 92.9% at June 30, 1997, with the stabilized malls showing the best increases. If you look at the occupancy of the combined new and stabilized mall portfolio, we had an increase to 91.6% at June 30, 1998 from 89.0% at June 30, 1997.

 Our associated center occupancy at June 30, 1998 decreased to 88.8% from 91.4% at June 30, 1997 primarily due to the acquisition and redevelopment of WestGate Crossing in Spartanburg, South Carolina. A new Goody's Family Clothing Store opened in April 1998 at this center, increasing associated center occupancy over the first quarter of 1998 from 84.1%. Our associated center occupancy would have increased to 93% excluding this redevelopment center. Please keep in mind that associated centers represent less than 4% of our total revenues.

 Our community center occupancy at June 30, 1998 continues to be strong, increasing to 97.6% from 96.6% at June 30, 1997.

 We are very pleased with our portfolio occupancy percentages, especially in our malls. The 92% occupancy percentage of our combined new and stabilized mall portfolio is one of the highest in our peer group. At these high occupancy levels, we believe that the demand for space will allow us to generate higher rents as we replace underperforming tenants.

 During the first six months of 1998, our results from renewal leasing compared to the base and percentage rent previously paid were as follows:


             Prior PSF    New PSF    New PSF     % Change    % Change
                Rent       Rent-     Rent-Avg.   Initial     Average
                          Initial

 Malls         $19.81      $21.21     $21.89         7.1%      10.5%

 Associated
 Centers       $10.23      $11.53     $12.72       12.7%       13.4%

 Community
 Centers       $ 7.87      $ 8.27     $ 8.49        5.1%         7.9%


 Another measure of the strength of our portfolio is a comparison of new and renewal leasing rates and square footage to the amount of fallout (tenants vacating) we had for the first six months of 1998.

 In the mall portfolio, we leased 266,000 square feet at an average rate of $22.11 per square foot compared to 76,000 square feet of fallout at an average rate of $20.44 per square foot.

 In the associated centers, we leased 19,000 square feet at an average rate of $12.02 per square foot compared to 4,000 square feet of fallout at an average rate of $10.34 per square foot.

 In the community centers, we leased 150,000 square feet at an average rate of $8.91 per square foot compared to 34,000 square feet of fallout at an average rate of $8.57 per square foot.

 We were encouraged by the leasing activity and the number of deals concluded since the ICSC Annual Convention. This year we had over 1,100 registered visitors to our booth and estimated actual visitors between 1,800 and 2,300 to our suite. Based on my personal observations, the attitude and outlook of the retailers was very positive and optimistic.


 SALES

 Mall shop sales in our stabilized malls, for those tenants who have reported, increased 5.8% on a comparable per square foot basis for the first six months of 1998 as compared to the first six months of 1997. Total mall shop sales volume increased 11.4% to $481 million for the first six months of 1998 compared to $432 million in the prior year period. With retail trends being so positive, retailers are now looking for expansion opportunities.

 We are encouraged that occupancy costs as a percentage of sales at our stabilized malls at June 30, 1998 decreased to 12.6% compared to 13.1% at June 30, 1997.


 CAPITAL STRUCTURE

 As of June 30, 1998, our total consolidated and unconsolidated debt was $861.9 million, with a weighted average interest rate of 7.36% as compared to 7.81% as of June 30, 1997. This amount includes debt related to all properties under construction. Our debt to total market capitalization ratio was 49.3% based upon our stock price of $24.25 as of June 30, 1998. Our EBITDA to interest ratio was 2.54 for the first six months of 1998 compared to 3.0 for 1997. Had we excluded gains on sales of real estate assets from EBITDA, the interest coverage ratio would have been 2.45 in the first six months as compared to 2.83 for 1997.

 Our total conventional fixed rate debt as of June 30, 1998 was $406.4 million with a weighted average interest rate of 8.07% as compared to 8.17% as of June 30, 1997.

 Through the execution of swap agreements, we have fixed the interest rates on $234 million of debt on operating properties at a weighted average interest rate of 6.77%.

 Of our remaining debt of $211.5 million, interest rate caps of $100 million and conventional permanent loan commitments of $117.4 million leave no variable rate debt exposure as of June 30, 1998.

 At the end of the first quarter, we closed on an additional $20 million credit facility with SouthTrust Bank to bring our total credit facilities to $195 million with $100.7 million available at June 30, 1998.


 CAPITAL EXPENDITURES

 Revenue generating capital expenditures, or tenant allowances for improvements, for the first six months of 1998 were $3.7 million. During 1998, we expect to spend a total of approximately $8 million on revenue generating capital expenditures.

 Revenue enhancing capital expenditures, or remodeling and renovation costs, were $4.6 million for the first six months of 1998. During 1998, we expect to spend a total of approximately $8.3 million for the remodeling of Hamilton Place and seven of our community centers.

 Revenue neutral capital expenditures, which are recovered from the tenants, were $1.1 million for the first six months of 1998. During 1998, we expect to spend a total of approximately $3.3 million on revenue neutral capital expenditures.

 DIVIDEND INCREASE AND PAYOUT RATIO

 The board of directors declared a quarterly dividend of $.465 per share, which equates to an annualized dividend of $1.86. Our payout ratio for the first six months of 1998 was 71.6% as compared to 82.2% for the first six months of 1997. Had outparcel sales been included in FFO per diluted, fully converted share, as NAREIT allows, our payout ratio would have been 67.7% for the first six months of 1998 as compared to 75.1% for the first six months of 1997.

 During the past 30 years, we have experienced the highs and lows in the shopping center business and prospered throughout. We have focused on creating a franchise value for each of our malls through selection of prime locations, aggressive marketing/management/leasing, and retenanting each of our properties. We feel that if you are selective in your new developments and acquisitions, and aggressive in managing your properties, opportunities will continue to become available in any retail environment and especially in the healthy environment that exists today. We will continue to seek out these opportunities.


 I would like to note that a transcript of my comments will be filed as a Form 8K and will be available upon request. I would now be happy to answer any questions you may have.

                               SIGNATURE





 PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.



                              CBL & ASSOCIATES PROPERTIES, INC.




                                       /s/ JOHN N. FOY
                                --------------------------------
                                         JOHN N. FOY
                                  EXECUTIVE VICE PRESIDENT,
                            CHIEF FINANCIAL OFFICER AND SECRETARY
                            (AUTHORIZED OFFICER OF THE REGISTRANT,
                               PRINCIPAL FINANCIAL OFFICER AND
                                PRINCIPAL ACCOUNTING OFFICER)




 DATE:   JULY 30, 1998